Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of LCNB Corp., filed on March 13, 2003 of our report dated February 14, 2005 relating to the consolidated balance sheets for LCNB Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in this Annual Report on Form 10-K of LCNB Corp. for the year ended December 31, 2004.

/s/ J.D. Cloud & Co. L.L.P.
Certified Public Accountants

Cincinnati, Ohio

February 28, 2005